Sub-Item 77O

Rule 10f-3 Transactions

THE DREYFUS/LAUREL FUNDS TRUST

Dreyfus High Yield Fund

On October 7, 2016, Dreyfus High Yield Fund (the "Fund"), purchased 2965 CBS Radio Inc. 7.25% Senior Notes due November 1, 2024 (CUSIP No. 124847AC8) (the "Notes") at a purchase price of $100.00 per Note, with underwriter compensation of 1.50%. The Notes were purchased from Deutsche Bank Securities, Inc., a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction. The following is a list of the syndicate's members:

BNP PARIBAS

BNY Mellon Capital Markets, LLC

BofA Merril Lynch

Citigroup Global Markets Inc.

Credit Suisse

Deutsche Bank Securities Inc.

Drexel Hamilton

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Lebenthal Capital Markets

Loop Captial Markets

Mizuho Securities

MUFG

Ramirez & Co., Inc.

RBC Capital Markets

SMBC Nikko

SOCIETE GENERALE

TD Securities

The Williams Capital Group, L.P.

US Bancorp

Wells Fargo Securities

Accompanying this statement are materials provided to the Board of Trustees for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on February 22-23, 2017.  These materials include additional information about the terms of the transaction.